Exhibit 10.6

PERFORMANCE SHARE CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by Gold Kist Inc. (the “Company”) of performance shares (“Performance Shares”), representing an opportunity to earn shares of its common stock, $0.01 par value (“Common Stock”).

This award is made pursuant to and subject to the provisions of the Gold Kist Inc. 2004 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Performance Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.

Base Number of Performance Shares:

Performance Period: February 1, 2005 to September 30, 2007 (32 months)

IN WITNESS WHEREOF, Gold Kist Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

GOLD KIST INC.

By:
Its:	Authorized Officer

Grant Date: January 24, 2005

TERMS AND CONDITIONS

1. Grant of Performance Shares. The Company hereby grants to Grantee named on page 1 hereof (“Grantee”), subject to the restrictions and the other terms and conditions set forth in the Gold Kist Inc. 2004 Long-Term Incentive Plan (the “Plan”) and in this award agreement (this “Certificate”), the opportunity to earn a number of shares of Common Stock equal to up to 150% times the Base Number of Performance Shares indicated on page 1 hereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Performance Measure and Adjustment of Performance Shares. Each Performance Share has the value of one share of Common Stock of the Company. Performance Shares are credited to a bookkeeping account in the name of Grantee until settled in shares of Common Stock as provided herein. Grantee’s account shall be credited on the Grant Date with the Base Number of Performance Shares shown on page 1 of this Certificate. The number of Performance Shares in the account shall be increased or decreased in accordance with the following adjustment matrix, based on the Company’s relative profitability (expressed as cents per bird processed) vs. the weighted average profits of a peer group consisting of approximately 16 multi-plant competitors selected by the Committee, as compiled and reported by Agri Stats for the final fiscal year in the Performance Period (October 1, 2006 through September 30, 2007). At the end of the Performance Period, the number of Performance Shares in Grantee’s account shall be adjusted in accordance with the following matrix.

The Company’s Profit (Cents/Bird Processed) vs. Peer Group Average	Performance Shares Credited (as a % of the Base Number of Performance Shares)
$1.00 or more above average	150%
$.50 above average	100%
$.50 below average	50%
more than $.50 below average	0% to 50%, as determined by the Committee

If the Company’s performance is between $1.00 above average and $.50 below average, then the number of Performance Shares to be credited to Grantee’s account will be interpolated on a straight-line basis between the next higher and lower designated percentile points, rounded upward to the next highest whole share.

3. Termination of Employment. In the event Grantee’s employment with the Company or an Affiliate is terminated for any reason other than Grantee’s death, Disability or Retirement prior to the earlier of (i) the effective date of a Change in Control, or (ii) the last day of the Performance Period, then all of the Performance Shares then credited to Grantee’s account will be forfeited as of the date of such termination of employment. In the event Grantee’s employment with the Company or an Affiliate is terminated by reason of Grantee’s death, Disability or Retirement prior to the earlier of (i) the effective date of a Change in Control, or (ii) the last day of the Performance Period, then the Performance Period will be deemed to end as of the date of such termination of employment, and the Performance Shares credited to Grantee’s account will be adjusted in accordance with the matrix in Paragraph 2 above based on the Company’s profit performance for the year in which such termination occurs (even if that is not the final fiscal year in the original Performance Period), and the resulting number of Performance Shares will be further adjusted as of that date by multiplying the resulting number by a fraction, the numerator of which is the number of full months in the Performance Period having elapsed prior the date of employment termination and the denominator of which is 32.

4. Change in Control. If a Change in Control of the Company occurs prior to September 30, 2007, the Performance Period will be deemed to end as of the date of the Change in Control, and the Performance Shares credited to Grantee’s account will equal 100% of the Base Number of Performance Shares, multiplied by a fraction, the numerator of which is the number of full months in the Performance Period having elapsed prior the date of the Change in Control and the denominator of which is 32.

5. Delivery of Common Stock in Settlement. The Performance Shares credited to Grantee’s account at the end of the Performance Period will be converted into an equal number of shares of Common Stock and delivered to Grantee as soon as practicable (not more than 60 days) after the end of the Performance Period. Upon issuance of the Common Stock, Grantee will have immediate rights of ownership in the Common Stock, including the right to vote the Common Stock and the right to receive dividends with respect to the Common Stock.

6. No Dividend Credits on Performance Shares. The Performance Shares under this Agreement are not eligible for dividend credits.

7. Transferability. Grantee may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of Performance Shares.

8. Changes in Capital Structure. The provisions of the Plan shall apply in the case of a change in the capital structure of the Company. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (stock-split), a declaration of a dividend payable in Common Stock, or a combination or consolidation of the outstanding Common Stock into a lesser number of shares, the Performance Shares then subject to this Certificate shall automatically be adjusted proportionately.

9. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue employment.

10. Payment of Taxes. Grantee will, no later than the date as of which any amount related to this Award first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from this Award or any payment of any kind otherwise due to Grantee.

11. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this Award determined as if it had been fully vested and settled on the date of such amendment or termination.

12. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

13. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Gold Kist Inc., 244 Perimeter Center Parkway, NE, Atlanta, Georgia, 20246; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.